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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  ------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported): December 24, 1997


                         KINGS ROAD ENTERTAINMENT, INC.
               (Exact Name of Registrant as Specified in Charter)



         DELAWARE                        0-14234                95-3587522
(State or Other Jurisdiction           (Commission             (IRS Employer
       of Incorporation)               File Number)          Identification No.)



       1901 AVENUE OF THE STARS, SUITE 1545, LOS ANGELES, CALIFORNIA 90067
               (Address of Principal Executive Offices) (Zip Code)



       Registrant's telephone number, including area code: (310) 552-0057



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ITEM 1.   CHANGES IN CONTROL OF REGISTRANT.

      On December 24, 1997, the Company and the Morgan Kent Group, Inc. ("Morgan Kent") executed a Stock Purchase Agreement, dated as of December 11, 1997 (the "Purchase Agreement"), and a side letter relating thereto, dated as of December 11, 1997 (the "Side Letter"). Presently, Morgan Kent holds a controlling interest in a publicly-held information technology company. See Exhibit 2.1 (the Purchase Agreement) and Exhibit 2.2 (the Side Letter).

      Pursuant to the Purchase Agreement, the Company will issue a number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to Morgan Kent, which will provide Morgan Kent with approximately 53% of the outstanding Common Stock on the date of such stock issuance, in return for a purchase price of $2,967,738. In accordance with the Side Letter, the Company will use its best efforts to obtain the consent of holders of a majority of the outstanding shares of Common Stock to effect a two-for-five reverse stock split prior to the consummation of the Purchase Agreement. This purchase price reflects a pre-reverse stock split price of $.4656 per share of Common Stock.

      Prior to the consummation of the Purchase Agreement, the Company will make a cash distribution (the "Cash Distribution") to stockholders equal in the aggregate to $2,492,922 (the amount of cash and marketable securities of the Company as of August 31, 1997) plus the value of certain receivables estimated to be approximately $231,000 minus the aggregate amount of the Company's costs incurred in the preparation of the proxy statement and solicitation relating to the Purchase Agreement and the Company's legal fees and other expenses incurred in connection with the negotiation and consummation of the Purchase Agreement. The cash distribution is expected to be approximately $.42 per share (prior to the effectuation of the reverse stock split, if at all, discussed above).

      Until the one year anniversary of the Purchase Agreement, the Company will indemnify Morgan Kent and its affiliates for losses exceeding $75,000, which result from an uncured breach by the Company of any Company representation, warranty, covenant or agreement set forth in the Purchase Agreement or from any Company stockholder action relating to the purchase of stock by Morgan Kent, by issuing to Morgan Kent a number of additional shares of Common Stock equal to the amount of losses in excess of $75,000 divided by $.4656 (to be adjusted to $1.164 upon the effectuation of the reverse stock split, if at all, discussed above).

      In the event that the Purchase Agreement is terminated by Morgan Kent based upon the Company's uncured breach of representations, warranties, covenants or agreements set forth in the Purchase Agreement resulting in losses to Morgan Kent in excess of $75,000, the Company will pay to Morgan Kent $75,000 plus fees and expenses incurred in collecting such money (the "Breakup Fee"). In the event that the Purchase Agreement is terminated by the Company based upon Morgan Kent's uncured




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breach of representations, warranties, covenants or agreements set forth in the
Purchase Agreement, Morgan Kent will pay the Company the Breakup Fee.

      According to information provided by Morgan Kent to the Company, Morgan Kent's purchase of the shares of Common Stock pursuant to the Purchase Agreement is part of its overall business strategy to acquire assets of or majority or controlling interests in the equity of existing businesses in diverse industries whose financial performance could be improved with Morgan Kent's management guidance. Morgan Kent's investment in the Company represents Morgan Kent's interest in targeting certain segments of the media industry which, Morgan Kent believes, show potential for growth.

      Following the consummation of the Purchase Agreement, the Company intends to exploit the "Kings Road" name and to enhance the Company's position as a niche producer of low-cost films. In making its investment, Morgan Kent has indicated its support of, and has infused funds which it believes will assist the Company in pursuing, such business plan.

ITEM 5.     OTHER EVENTS.

      In a ruling dated December 24, 1997, an arbitrator dismissed with prejudice the claims of Jasmine Films, Inc. against Kings Road. Jasmine had sought damages in excess of $1.5 million from Kings Road, claiming, among other things, that Kings Road had breached the terms of a limited partnership agreement between Kings Road, as general partner, and SK Films, Inc.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

            (c) Exhibits.

                2.1 Stock Purchase Agreement, dated as of December 11, 1997, entered into by and between Kings Road and Morgan Kent on December 24, 1997.*

                2.2 Side Letter relating to the Stock Purchase Agreement, dated as of December 11, 1997, entered into by and between Kings Road and Morgan Kent on December 24, 1997.


            * Pursuant to Item 601 of Regulation S-K, schedules and similar attachments to such exhibit have not been filed but are identified in such exhibit and shall be furnished to the Securities and Exchange Commission upon request.




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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        KINGS ROAD ENTERTAINMENT, INC.





Date:  January 6, 1998                  By:  /s/ Kenneth I. Aguado
                                             ---------------------
                                             Kenneth I. Aguado
                                             Chief Executive Officer




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                                  Exhibit Index



No.        Document
---        --------
2.1        Stock Purchase Agreement, dated as of December 11, 1997, entered into by and between Kings Road and Morgan Kent on December 24, 1997.*

2.2 Side Letter relating to the Stock Purchase Agreement, dated as of December 11, 1997, entered into by and between Kings Road and Morgan
           Kent on December 24, 1997.

 * Pursuant to Item 601 of Regulation S-K, schedules and similar attachments to such exhibit have not been filed but are identified in such exhibit and shall be furnished to the Securities and Exchange Commission upon request.